                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant    [ X ]

Filed by a Party other than the Registrant      [  ]

Check the appropriate box:

[   ]   Preliminary Proxy Statement       [  ]  Confidential, For use of the
                                                Commission Only (as permitted
                                                by Rule 14a-6(e)(2)
[ X ]   Definitive Proxy Statement
[   ]   Definitive Additional Materials
[   ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                   COHERENT COMMUNICATIONS SYSTEMS CORPORATION
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

[ X ]   No fee required.

[   ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)     Title of each class of securities to which transaction applies:

        (2)     Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

        (4)     Proposed maximum aggregate value of transaction:

        (5)     Total fee paid

[   ]   Check box if any part of the fee is offset as provided by Exchange
        Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1)      Amount previously paid:
        (2)      Form, Schedule or Registration Statement No.:
        (3)      Filing Party:
        (4)      Date Filed:

                          [LOGO]  COHERENT(TM)
                          COMMUNICATIONS SYSTEMS CORP.



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD THURSDAY, MAY 15, 1997


TO THE STOCKHOLDERS:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Coherent Communications Systems Corporation (the "Company") will be held at the Company's offices located at 44084 Riverside Parkway, Leesburg, Virginia 22075 on Thursday, May 15, 1997 at 11:00 a.m., local time, for the following purposes:

         1.   To elect seven directors;

         2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         The Board of Directors has established the close of business on March 31, 1997 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the meeting or any adjournments thereof. In order that the meeting can be held and a maximum number of shares can be voted, whether or not you plan to be present at the meeting in person, please fill in, date and sign, and promptly return the enclosed Proxy in the return envelope provided for your use. No postage is required if mailed in the United States.






                                            By order of the Board of Directors,


                                            JAMES A. OUNSWORTH
                                            Secretary



44084 Riverside Parkway
Leesburg, VA 22075
April 8, 1997

                   COHERENT COMMUNICATIONS SYSTEMS CORPORATION

                             44084 Riverside Parkway
                               Leesburg, VA 22075



                                 PROXY STATEMENT


          This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors (the "Board") of Coherent Communications Systems Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on May 15, 1997 (such meeting and any adjournment or adjournments thereof referred to as the "Annual Meeting") for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and in this Proxy Statement. The Company intends to mail this Proxy Statement and related form of Proxy to stockholders on or about April 8, 1997.


Voting Securities

         Only the holders of shares of common stock, par value $.01 per share (the "Common Stock"), of the Company of record at the close of business on March 31, 1997 (the "Shares") are entitled to receive notice of, and to vote at, the Annual Meeting. On that date, there were 15,154,022 Shares outstanding and entitled to be voted at the Annual Meeting. It is the intention of the persons named in the Proxy to vote as instructed by the stockholders or, if no instructions are given, to vote as recommended by the Board. Each stockholder has one vote per Share on all business of the Annual Meeting.

         The seven nominees receiving the highest number of affirmative votes of the Shares present or represented and entitled to be voted will be elected as directors.

         A majority of outstanding Shares will constitute a quorum for the transaction of business at the Annual Meeting. Votes withheld from any director, abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.


Revocability of Proxy

         Execution of the enclosed Proxy will not affect a stockholder's right to attend the Annual Meeting and vote in person. A stockholder, in exercising his right to vote in person at the Annual Meeting, effectively revokes all previously executed Proxies. In addition, the Proxy is revocable at any time prior to the effective exercise thereof by filing notice of revocation with the Secretary of the Company or by filing a duly executed Proxy bearing a later date.

Persons Making the Solicitation

         The solicitation of this Proxy is made by the Company. The cost of soliciting Proxies on behalf of the Company, including the actual expenses incurred by brokerage houses, nominees and fiduciaries in forwarding Proxy materials to beneficial owners, will be borne by the Company. In addition to solicitation by mail, certain officers and other employees of the Company may solicit Proxies on behalf of the Company in person or by telephone.


Stockholder Proposals for 1998 Annual Meeting

         Stockholders intending to present proposals at the next Annual Meeting of Stockholders to be held in 1998 must notify the Company of the proposal no later than December 9, 1997.


Securities Ownership of Certain Beneficial Owners and Management

         The following table sets forth, as of March 31, 1997, the Company's Common Stock beneficially owned by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Shares, the Company's only class of equity securities outstanding. The table also shows the number of Shares owned beneficially by each director, by each named executive officer, and by all executive officers and directors as a group.


                                                                      Number of  Shares      Percent of
                                                                          Owned (1)            Class
                                                                      ------------------     -----------
Safeguard Scientifics, Inc.
   800 The Safeguard Building
   435 Devon Park Drive
   Wayne, PA  19087(2)..........................................         4,843,342             32.0%
Pilgrim Baxter & Associates, Ltd.
   1255 Drummers Lane, Suite 300
   Wayne, PA 19087(3)...........................................           872,400              5.8%
Charles A. Root(4)..............................................           117,722              *
Daniel L. McGinnis(4)...........................................           843,249              5.5%
David L. Powell.................................................            56,000              *
Lawrence J. Gallick(5)..........................................            18,068              *
Michael P. Gendron..............................................                 0
Delbert W. Johnson..............................................            11,376              *
Warren V. Musser(6).............................................           263,358              1.7%
Miles R. Pratt..................................................            44,735              *
Charles M. Skibo(4).............................................            11,000              *
Ernst Volgenau..................................................                 0              *
Executive officers and directors as a group
  (10 persons)(7)...............................................         1,365,508              8.9%

---------
*        Less than 1% of the outstanding Common Stock.

(1) Except as otherwise disclosed, the nature of beneficial ownership is the sole power to vote and to dispose of the Shares (except for Shares held jointly with spouse).

(2) Safeguard Scientifics (Delaware), Inc. ("Safeguard Delaware"), a wholly owned subsidiary of Safeguard Scientifics, Inc. ("Safeguard"), is the record owner of the Shares set forth above. Consequently, such Shares are beneficially owned by Safeguard. All of the Shares beneficially owned by Safeguard have been pledged by Safeguard as collateral under its bank line of credit.

(3) As reflected in the Schedule 13G filed with the Securities and Exchange Commission, Pilgrim Baxter & Associates, Ltd., a registered investment advisor, PBHG Growth Fund, an investment company, Harold J. Baxter and Gary L. Pilgrim are members of a group for purposes of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934. Each of Pilgrim Baxter & Associates, Ltd., Harold J. Baxter and Gary L. Pilgrim beneficially owns 872,400 Shares over which they have shared voting power and sole dispositive power and PBHG Growth Fund beneficially owns 682,500 Shares over which it has shared voting power and sole dispositive power.

(4) Includes for Messrs. Root, McGinnis and Skibo 40,000 Shares, 100,751 Shares and 11,000 Shares, respectively, that may be acquired pursuant to stock options that are currently exercisable or that will become exercisable by May 29, 1997.

(5) Includes 600 Shares held by Mr. Gallick's spouse, 600 Shares held in trust for his children, and 14,000 Shares that may be acquired pursuant to stock options that are currently exercisable or that will become exercisable by May 29, 1997. Mr. Gallick disclaims beneficial ownership of the Shares owned by his spouse and in trust for his children.

(6) Excludes 4,843,342 Shares beneficially owned by Safeguard, for which Mr. Musser serves as Chairman of the Board and Chief Executive Officer. Mr. Musser disclaims beneficial ownership of the shares beneficially owned by Safeguard.

(7) Includes 165,986 shares that may be acquired upon exercise of stock options that are currently exercisable or that will become exercisable by May 29, 1997.


                            I. ELECTION OF DIRECTORS

         It is intended that the persons named as proxies for this Annual Meeting will vote in favor of the election of the following nominees as directors of the Company to hold office until the Annual Meeting of Stockholders in 1998 and until their successors are elected and have qualified. All of the nominees are presently serving as directors of the Company. Proxies may not be voted for more than seven directors. Each of the nominees has consented to serve if elected. However, if any of the nominees should become unavailable prior to the election, the holder of the Proxies may vote the Proxies for the election of such other persons as the Board may recommend, unless the Board reduces the number of directors to be elected.

         The Board unanimously recommends that stockholders vote FOR the election of the nominees set forth in this Proposal. Proxies received by the Board will be so voted unless stockholders specify otherwise on their Proxy cards. The seven nominees receiving the highest number of affirmative votes of the Shares present or represented and entitled to be voted shall be elected as directors.

                              Principal Occupation and Business                     Has Been a
        Name                  Experience During Last Five Years                   Director Since           Age
      -------                 ------------------------------------------------    ---------------         ----
Charles A. Root              Executive Vice President, Safeguard
                             Scientifics, Inc., a strategic information
                             systems company(1)(5)...............................       1986                64
Daniel L. McGinnis           Chief Executive Officer of the
                             Company(1)(6)(11)...................................       1988                58
Lawrence J. Gallick          Senior Partner and Director, Saperston &
                             Day, a Buffalo, New York law firm(2)(3)(7)(11)......       1993                57
Delbert W. Johnson           Chairman of the Board and Chief Executive
                             Officer, Pioneer Metal Finishing, a
                             specialty metal finishing division of
                             Safeguard(3)(4)(8)..................................       1993                58
Warren V. Musser             Chairman of the Board and Chief
                             Executive Officer, Safeguard Scientifics
                             Inc.(2)(9)..........................................       1993                70
Charles M. Skibo             Chairman, Allied International Industries,
                             Inc., a telecom, computer and high
                             technology acquisitions firm, and Chairman,
                             Strategic Enterprises and Communications,
                             Inc., a communications consulting and
                             acquisitions firm(2)(3)(10).........................       1994                58
Ernst Volgenau               President, Chief Executive Officer and
                             founder, SRA International, Inc., a provider of
                             computer, communications and management consulting
                             services and
                             software(12)........................................       1996                63

(1)      Member of the Executive Committee.

(2)      Member of the Compensation Committee, of which Mr. Musser is Chairman.

(3)      Member of the Audit Committee, of which Mr. Gallick is Chairman.

(4)      Member of the Nominating Committee.

(5) Mr. Root served as the Company's Chief Executive Officer from 1988 until he resigned from such position in March 1994. Mr. Root is Chairman of the Board of the Company, CompuCom Systems, Inc. ("CompuCom") and Tangram Enterprise Solutions, Inc. ("Tangram) and a director of USDATA Corporation. CompuCom and Tangram are majority owned subsidiaries of Safeguard.

(6) Mr. McGinnis has served as Chief Executive Officer of the Company since September 1994, when he was promoted from the position of President and Chief Operating Officer.

(7)      Mr. Gallick is a director of G.W. Plastics, Inc.

(8) Mr. Johnson has been the President and Chief Executive Officer of Pioneer Metal Finishing, a division of Safeguard, from 1978 until October 1994, when he assumed the position of Chairman of the Board and Chief Executive Officer of Pioneer Metal Finishing. Mr. Johnson is a director of Safeguard, CompuCom Systems, Inc., Ault, Inc., Firstbank Systems, Inc. and Tennant Company. Mr. Johnson was the Chairman of the Ninth District Federal Reserve Bank from 1991 to 1993 and was the 1993 Chairman of the Federal Reserve Board Conference of Chairmen.

(9) Mr. Musser has been Chairman of the Board and Chief Executive Officer of Safeguard since 1953, and assumed the additional position of President of Safeguard from November 1993 through February 1996. Mr. Musser is Chairman of the Board of Cambridge Technology Partners (Massachusetts), Inc., a director of CompuCom Systems, Inc. and National Media Corporation, and a trustee of Brandywine Realty Trust. Mr. Musser also serves on a variety of civic, educational and charitable Boards of Directors including The Franklin Institute and the Board of Overseers of The Wharton School of the University of Pennsylvania, and serves as Vice President/Development, Cradle Liberty Council, Boy Scouts of America, as Vice Chairman of The Eastern Technology Council, and as Chairman of the Pennsylvania Council on Economic Education.

(10) Prior to serving as Chairman of Allied International Industries, Inc. and Chairman of Strategic Enterprises and Communications, Inc., Mr. Skibo was Chairman and Chief Executive Officer of Cezar Industries, Inc., a company engaged in international telecommunications, from October 1991 to February 1992, and President and Chief Operating Officer of AT&E Corporation, a company engaged in the development of wireless personal communications messaging systems, from July 1988 through December 1990. Following his departure from AT&E Corporation, a Chapter 11 bankruptcy petition was filed, after which AT&E subsequently reorganized and sold its assets to a company to which it was indebted.

(11) Mr. McGinnis and Mr. Gallick are first cousins. There are no other family relationships among the directors and executive officers of the Company.

(12) Prior to founding SRA International, Inc., Dr. Volgenau was Director of Inspection and Enforcement in the Nuclear Regulatory Commission from 1976 to 1978. He also taught electrical engineering, computer systems and operations research at the University of California, American University and George Washington University.

Directors' Compensation

         Directors are elected annually and hold office until their successors are elected and have qualified or until their earlier resignation or removal. In 1996, each director who was not an employee of the Company or Safeguard received an annual cash retainer of $6,000 and $500 for each Board meeting attended. Directors also were reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings or other Company business.

Directors' Stock Options

         Directors who are not employees of the Company and its subsidiaries or Safeguard and its subsidiaries and affiliated companies ("Eligible Directors") participate in the 1993 Equity Compensation Plan (the "1993 Plan"). Each Eligible Director receives an option to purchase 20,000 shares of the Company's Common Stock upon his or her election to the Board. Thereafter, each Eligible Director will receive a grant to purchase 4,000 shares of Common Stock on the anniversary of his or her election following every two years' service thereafter. The exercise price of each option is equal to the fair market value of the shares on the date of grant. Options granted to Eligible Directors vest in 25% installments, commencing on the first anniversary of the grant date, and have a term of seven years. The maximum number of shares of Common Stock subject to options granted to an Eligible Director under the 1993 Plan cannot exceed 40,000 shares. In February 1996, Mr. Skibo received an option to purchase 4,000 shares of Common Stock at an exercise price of $21.50 per share and in December 1996, Dr. Volgenau, upon his election to the Board, received an option to purchase 20,000 shares at an exercise price of $20.375 per share.

Committees and Meetings of the Board of Directors

         The Board held four meetings in 1996. The Company's Board has appointed standing Compensation, Executive, Audit and Nominating Committees. The Compensation Committee reviews and recommends the compensation arrangements for senior management of the Company, including salaries, bonuses and grants of options to purchase shares of Common Stock under the Company's equity compensation plan. The Compensation Committee met four times during 1996. The Executive Committee, which did not meet during 1996, has the authority to perform functions on behalf of the full Board of Directors between meetings, except such functions as are required by law to be performed by the full Board of Directors. The Audit Committee recommends the firm to be appointed as independent certified public accountants to audit the Company's financial statements, discusses the scope and results of the audit with the independent certified public accountants, reviews with management and the independent certified public accountants the Company's interim and year-end operating results, considers the adequacy of the internal accounting controls and audit procedures of the Company and reviews the non-audit services to be performed by the independent certified public accountants. The Audit Committee met four times during 1996. The Nominating Committee, which recommends nominees for election to the Company's Board of Directors, did not meet during 1996. The Nominating Committee will consider qualified candidates recommended by stockholders, who should submit any such recommendations, including a detailed statement of qualifications, to the Nominating Committee, c/o the Corporate Secretary, Coherent Communications Systems Corporation, 44084 Riverside Parkway, Lansdowne Business Center, Leesburg, VA 22075. All of the directors attended at least 75% of the total number of meetings of the Board and the Committees of which they were members during the period in which they served as a director.


                   REPORT OF THE BOARD COMPENSATION COMMITTEE

         The Compensation Committee of the Board (the "Compensation Committee") reviews and approves compensation levels recommended by management, including incentive compensation, for the executives of the Company, and administers the Company's equity compensation plan. Messrs. Gallick, Musser and Skibo currently constitute the Compensation Committee.

Executive Compensation Policies

         The Company is in a highly competitive industry. In order to succeed, the Company believes that it must be able to attract and retain outstanding executives, promote among them the economic benefits of stock ownership in the Company, and motivate and reward executives who, by their industry, loyalty and exceptional service, make contributions of special importance to the success of the business of the Company. The Company has structured its executive compensation program to support the strategic goals and objectives of the Company.

         Base compensation levels and benefits are established at the median for companies of a comparable size in the telecommunications industry. For the purpose of establishing these levels, jobs are graded into standard categories and compared to similar categories in surveys published annually by the American Electronics Association. A range of salary increases generally is determined at the time the budget is established each year based on a review of the level of achievement of financial and strategic objectives as defined in the Company's annual strategic plan. Salary increases are awarded at the time of an individual's review based upon such individual's performance and contributions to the achievement of the Company's objectives. Such reviews are generally performed near the anniversary of an individual's hire date. Annual cash bonuses are intended to create an incentive for executives who significantly contribute to and influence the Company's strategic plans and are responsible for the Company's performance. The aims are to focus executives' attention on areas such as profitability and asset management, to encourage teamwork, and to tie executive pay to corporate performance goals which are consistent with the long-term goals of stockholders and other investors. Bonuses are awarded based on the achievement of annual financial and strategic goals approved by the Compensation Committee at the beginning of each year. These goals may include a target range of pretax earnings, earnings per share, return on equity, or other objective measurement consistent with long-term stockholder goals. The Compensation Committee approves a target range for specific financial and/or strategic goals and a range of potential bonus amounts for each executive, stated as a percentage of base salary. Ranges of potential bonuses are determined based upon the executive's ability to affect the Company's performance. Actual bonuses are awarded following the year-end based on the actual achievement level of the specified corporate goals compared to the target range of achievement. For fiscal 1996, the Compensation Committee determined that bonuses would be awarded based primarily upon a target range for annual pretax earnings with the ability to adjust the payout among the participants based on individual performance.

         Grants of Company stock options are intended to align the interests of executives and key employees with the long-term interests of the Company's stockholders and other investors and to encourage executives and key employees to remain in the Company's employ. Grants are not made in every year, but are awarded subjectively based on a number of factors, including the individual's level of responsibility, the amount and term of options already held by the individual, the individual's contributions to the achievement of the Company's financial and strategic objectives as defined in the Company's annual plan, and the Company's achievement of its financial and strategic objectives, which may include the goals described above as well as developing strategic alliances, identifying and exploiting markets, expanding existing market share and penetration, expanding operating capabilities and improving net operating margins and return on equity. The Company also has implemented a program to grant replacement stock options under its 1993 Plan to assist eligible employees in the acquisition and retention of the Company's stock. So long as the program remains in effect, participants may be eligible to receive a replacement option by certifying upon exercise of a stock option that either (i) the participant's stock ownership exceeds his or her stock ownership goal, as established by the Company, or (ii) the participant is working toward achievement of that ownership goal and has not sold over the 12 preceding months and does not presently intend to sell more than 20% of the total number of shares of Company Common Stock acquired upon the exercise of options.

Company Policy on Qualifying Compensation

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), provides that publicly held companies may not deduct in any taxable year compensation in excess of one million dollars paid to any of the individuals named in the Summary Compensation Table which is not "performance-based" as defined in section 162(m). The policy of the Board of Directors and the Compensation Committee is to qualify future compensation arrangements to ensure deductibility, except in those limited cases where stockholder value is maximized by an alternative approach.

CEO Compensation

         In accordance with the Company's guidelines for merit increases, the Compensation Committee authorized an increase in Mr. McGinnis's 1997 base salary of approximately 17% over 1996. Mr. McGinnis also was awarded a bonus for 1996 equal to 84% of his target bonus. Under the Company's 1996 bonus plan, Mr. McGinnis was entitled to 100% of a standard bonus for a 25% increase in pretax earnings over the prior year and up to a maximum of 200% of a standard bonus for a 35% increase. Pretax earnings for 1996 were 21% greater than 1995. During 1996, Mr. McGinnis also was awarded an option to purchase 7,617 shares under the Company's 1993 Plan in accordance with the terms of the replacement option program adopted by the Board in May 1995.

Other Executive Compensation

         The Compensation Committee approved executive cash bonuses equal to an average of 60% of the target bonus amounts based on the Company achieving pretax earnings as noted above under discussion of the CEO's compensation. The Compensation Committee also granted options under the Company's 1993 Plan to certain of its executives and employees. These options were primarily granted to recently hired executives and employees and to executives and employees under the replacement option program adopted by the Board in May 1995.

By the Compensation Committee:

Lawrence J. Gallick                 Warren V. Musser          Charles M. Skibo

                             EXECUTIVE COMPENSATION


Summary Compensation of Executive Officers

         The following table sets forth information concerning compensation paid during the last three fiscal years to the Chief Executive Officer and each of the executive officers of the Company whose salary and bonus exceeded $100,000 in 1996 (collectively, the "Named Officers").

                           Summary Compensation Table


--------------------------------|----------------------------------------|--------------------------|-----------------
                                |          Annual Compensation           |   Long Term Compensation |
                                |----------------------------------------|--------------------------|
                                                                         |           Awards         |
                                                                         |--------------------------|
                                                              Other                       Securities
                                                             Annual         Restricted    Underlying     All Other
  Name and Principal                            Bonus       Compen-           Stock        Options/       Compen-
       Position           Year   Salary ($)(1) ($)(2)      sation($)       Award(s)($)    SARS (#)      sation ($)(4)
----------------------------------------------------------------------------------------------------------------------
Daniel L. McGinnis,       1996  $  234,327   $  117,000         --            --             7,617       $ 20,386
Chief Executive
Officer                   1995     200,000      140,000         --            --               429         16,502

                          1994     170,000      110,000         --            --             --            21,009

----------------------------------------------------------------------------------------------------------------------
David L. Powell,          1996  $  159,500   $   64,000         --            --             --          $ 19,212
President and Chief
Operating Officer         1995     135,000       95,000         --            --             --            13,043

                          1994     170,664       18,600      $56,783          --            40,000          7,510

----------------------------------------------------------------------------------------------------------------------
Michael P. Gendron,       1996  $  100,000   $   20,000         --            --             --          $  4,240
Vice President,
Finance and Chief         1995      57,077        --            --            --            14,000           --
Financial Officer(5)

----------------------------------------------------------------------------------------------------------------------
Miles R. Pratt,           1996  $  102,885   $   19,000         --            --             1,491       $ 20,176
Vice President
                          1995     162,800       34,000         --            --             1,176         16,501

                          1994     166,027       22,000         --            --             --            18,180
----------------------------------------------------------------------------------------------------------------------

(1) Includes annual compensation which has been deferred by Messrs. McGinnis, Powell, Gendron and Pratt pursuant to the Company's 401(k) Profit Sharing Plan (the "401(k) Plan"). Amounts shown do not include amounts expended by the Company pursuant to plans (including group, disability, life, health and international service insurance) that do not discriminate in scope, terms or operation in favor of executive officers or directors and that are generally available to all salaried employees.

(2) Amounts have been listed for the year earned although actually paid in the following fiscal year.

(3) Perquisites and other personal benefits for fiscal year 1996 did not exceed the lesser of $50,000 or 10% of any executive officer's salary and bonus.

(4) The amounts reported include the matching contributions and profit sharing plan contributions, respectively, made by the Company pursuant to the 401(k) Plan for the benefit of the following named officers: Mr. McGinnis, $6,000 and $14,386; Mr. Powell, $6,000 and $13,212; Mr.
         Gendron, $4,240 and $0; and Mr. Pratt, $5,790 and $14,386. The 401(k)
         Plan is a defined contribution retirement plan sponsored by the Company, pursuant to which total Company contributions, if any, are determined at the discretion of the Company, subject to current and accumulated earnings of the Company. In addition, Company matching contributions pursuant to the 401(k) Plan are dependent upon participant contributions.

(5)       Mr. Gendron joined the Company in June 1995.

Stock Options

         The following tables set forth information with respect to (i) individual grants of stock options during 1996 to each of the Named Officers,
(ii) options exercised during fiscal year 1996, and (iii) the number of unexercised options and the value of unexercised in-the-money options at December 31, 1996.


                               Option/SAR Grants in Last Fiscal Year

----------------------------|----------------------------------------------------------|------------------------------
                            |                                                          |
                            |                                                          |   Potential Realizable Value
                            |                                                          |     at Assumed Annual Rates
                            |                                                          |   of Stock Price Appreciation
                            |                     Individual Grants                    |       For Option Term(1)
                            |----------------------------------------------------------|------------------------------

                               Number of       % of Total
                              Securities        Options/
                              Underlying          SARs        Exercise or
                               Options/        Granted to      Base Price
                                 SARs         Employees In     ($/Sh)(3)    Expiration        5%            10%
            Name            Granted (#)(2)     Fiscal Year                     Date          ($)            ($)
----------------------------------------------------------------------------------------------------------------------
   Daniel L. McGinnis             1,654           .79%          $18.50      04/11/03     $   12,457    $   29,030


                                  5,963           2.86%         $20.125     10/30/03     $   48,854    $  113,851
----------------------------------------------------------------------------------------------------------------------
   David L. Powell                    0            --             --            --            --            --
----------------------------------------------------------------------------------------------------------------------
   Michael P. Gendron                 0            --             --            --            --            --
----------------------------------------------------------------------------------------------------------------------
   Miles R. Pratt                 1,491           .71%          $20.125     10/30/03     $   12,216    $   28,468
----------------------------------------------------------------------------------------------------------------------

(1) The potential realizable values are based on an assumption that the stock price of the shares of Common Stock of the Company appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, nontransferability or vesting over periods of up to five years. These amounts are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth of the shares of Common Stock of the Company.

(2) Each option vests 20% each year commencing on the first anniversary of the grant date, has a seven-year term and continues vesting and remains exercisable so long as employment with the Company or one of its subsidiaries continues. The option exercise price may be paid in cash or by (i) delivery of previously acquired shares or (ii) same day sales, i.e. cashless broker's exercises.

(3) All options have an exercise price at least equal to the fair market value on the date of grant of the shares subject to each option.

               Aggregated Option/SAR Exercises in Last Fiscal Year
                      and Fiscal Year-End Option/SAR Values


--------------------------------------------------------------------------------------------------------------------

                                                            Number of Securities
                           Shares                         Underlying Unexercised            Value of Unexercised
                         Acquired                              Options/SARs                In-the-Money Options/
                            On                            at Fiscal Year-End (#)       SARs at Fiscal Year-End ($)(1)
                         Exercise           Value
         Name               (#)         Realized ($)   Exercisable   Unexercisable         Exercisable Unexercisable
--------------------------------------------------------------------------------------------------------------------
 Daniel L. McGinnis        151,000    $   2,659,087      100,421          57,961    $    1,836,350    $    916,654
--------------------------------------------------------------------------------------------------------------------
 David L. Powell            56,000    $   1,049,000            0          59,000                 0    $    973,500
--------------------------------------------------------------------------------------------------------------------
 Michael P. Gendron              0         --              2,800          11,200                 0    $          0
--------------------------------------------------------------------------------------------------------------------
 Miles R. Pratt             25,000    $     398,125          235          27,432                 0    $    457,500
--------------------------------------------------------------------------------------------------------------------

(1)      The value of unexercised in-the-money options is calculated based upon
         (i) the fair market value per share of the stock at December 31, 1996, less the option exercise price, multiplied by (ii) the number of shares subject to an option. On December 31, 1996, the fair market value of a share of the Company's common stock was $19.50. This table is presented solely for the purpose of complying with Securities and Exchange Commission rules and does not necessarily reflect the amounts the optionees will actually receive upon any sale of the shares acquired upon the exercise of the options.



Employment Contracts and Termination of Employment and Change-in-Control Arrangements.

         The Company has entered into a severance and non-competition agreement with Mr. McGinnis that provides for continued health benefits for up to a one-year period and severance payments equal to one year of his base salary upon the termination of his employment with the Company for reasons other than just cause or voluntary resignation. Pursuant to this agreement, Mr. McGinnis has agreed to refrain from competing with the Company for one year after the termination of his employment, and the Company's severance payments and benefits are conditioned upon adherence to such non-competition provisions. The Company has entered into confidentiality agreements for a term of twelve months commencing upon termination of employment with each of its executive officers and key employees.

                             STOCK PERFORMANCE GRAPH

         The following chart compares the cumulative total stockholder return on the Company's Common Stock for the period beginning with the commencement of the Company's initial public offering on June 16, 1994 through December 31, 1996 with the cumulative total return on the Nasdaq Index and the cumulative total return for a peer group index for the same period. The peer group consists of SIC Code 366--Communications Equipment. The comparison assumes that $100 was invested on June 16, 1994 in the Company's Common Stock and in each of the comparison indices, and assumes reinvestment of dividends. The Company has historically reinvested earnings in the growth of its business and has not paid cash dividends on its Common Stock.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS


 800|------------------------------------------------------------------|
    |                                       *                  *       |
    |                                                                  |
 700|------------------------------------------------------------------|
    |                                                                  |
    |                                                                  |
 600|------------------------------------------------------------------|
    |                                                                  |
    |                                                                  |
 500|------------------------------------------------------------------|
    |                                                                  |
    |                                                                  |
 400|------------------------------------------------------------------|
    |                                                                  |
    |                           *                                      |
 300|------------------------------------------------------------------|
    |                                                                  |
    |                                                                  |
 200|------------------------------------------------------------------|
    |                                      &               &           |
    |                       &#           #                #            |
 100|--------*&#-------------------------------------------------------|
    |                                                                  |
    |                                                                  |
   0----------|-------------|--------------|--------------|------------|
            Jun-94        Dec-94         Dec-95         Dec-96

                      *=Coherent    &=NASDAQ    #=Peer Group



                     Jun-94       Dec-94       Dec-95        Dec-96
                  ------------------------------------------------------
Coherent              100          325           770           780
NASDAQ                100          107           152           186
Peer Group            100          115           123           137

                              CERTAIN TRANSACTIONS

         The Company and Safeguard are parties to an Administrative Services Agreement pursuant to which Safeguard provides the Company with administrative support services for an annual fee equal to one and one-half percent of the Company's first $30 million in calendar year net sales ("Annual Net Sales"), one and one-quarter percent of Annual Net Sales exceeding $30 million and up to $40 million, one percent of Annual Net Sales exceeding $40 million and up to $50 million, and three-quarters of one percent of Annual Net Sales in excess of $50 million. The fee is paid monthly, provided, however, that no more than $800,000 shall be paid to Safeguard with respect to any calendar year. The administrative support services include consultation regarding the Company's general management, investor relations, financial management, certain legal services, insurance programs administration, audit administration and tax research and planning. The annual administrative services fee does not cover extraordinary services provided by Safeguard to the Company or services that are contracted out. The term of the agreement is from December 1, 1993 through December 31, 1998, with automatic annual renewals thereafter unless terminated by either party upon notice at least ninety days prior to the scheduled termination date. The Company expended $708,000 during 1996 for these services.

         During 1993, Safeguard and the Company entered into an agreement whereby the Company would lend to Safeguard its excess cash and receive a negotiated interest rate which was higher than the rate the Company might realize by independently investing the funds, but which was less than Safeguard's cost of funds. Safeguard's borrowings under this arrangement accrued interest at Safeguard's cost of funds less one percent. The principal and unpaid interest on these borrowings are payable within three business days of demand by the Company, and accrued interest on this note is payable on a monthly basis. The highest principal balance of these borrowings since January 1, 1996 was $2 million. In June 1996 Safeguard paid $1 million against the principal and the remaining $1 million was paid in September 1996.


                         INDEPENDENT PUBLIC ACCOUNTANTS

         Since 1986, the Company has retained KPMG Peat Marwick LLP as its independent public accountants, and it intends to retain KPMG Peat Marwick LLP for the current year ending December 31, 1997. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will have an opportunity at the meeting to make a statement if they desire to do so and will be available to respond to appropriate questions.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities ("10% Stockholders") to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission ("SEC"). Officers, directors and 10% Stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that no other reports were required for those persons, the Company believes that all Section 16(a) filing requirements were complied with during the period from January 1, 1996 to December 31, 1996.


                                 OTHER MATTERS

         The Company is not aware of any other business to be presented at the Annual Meeting. If any other matters should properly come before the Annual Meeting, however, the enclosed Proxy confers discretionary authority with respect thereto.

         The Company's Annual Report for 1996, including financial statements and other information with respect to the Company and its subsidiaries, is being mailed simultaneously to the stockholders but is not to be regarded as proxy solicitation material.



Dated:  April 8, 1997

PROXY

                 COHERENT COMMUNICATIONS SYSTEMS CORPORATION
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I hereby constitute and appoint Daniel L. McGinnis and David L. Powell and each of them, my true and lawful agents and proxies with full power of substitution in each, to vote all shares held of record by me as specified on the reverse side and, in their discretion, on all other matters which may properly come before the 1997 Annual Meeting of Stockholders of Coherent Communications Systems Corporation to be held on May 15, 1997, and at any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES TO THE BOARD OF DIRECTORS AND AS THE PROXIES MAY DETERMINE IN THEIR DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.

      PLEASE MARK, SIGN AND DATE THE PROXY CARD ON THE REVERSE SIDE AND
                 RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

                          --- FOLD AND DETACH HERE ---

                                                     Please mark       [X]
                                                     your votes as
                                                     indicated in
                                                     this example


The Board of Directors recommends a vote FOR proposal 1.

1.  ELECTION OF DIRECTORS
    Nominees:
    Charles A. Root                                 TO WITHHOLD AUTHORITY TO
    Daniel L. McGinnis                 WITHHELD     VOTE FOR ANY INDIVIDUAL
    Lawrence J. Gallick          FOR   FOR ALL      NOMINEE WHILE VOTING FOR
    Delbert W. Johnson           [ ]     [ ]        THE REMAINDER, STRIKE A
    Warren V. Musser                                LINE THROUGH THE NOMINEE'S
    Charles M. Skibo                                NAME IN THE LIST.
    Ernst Volgenau




SIGNATURE(S)_______________________________________________ DATE: ____________

THIS PROXY MUST BE SIGNED EXACTLY AS NAME APPEARS HEREIN. Joint tenants must both sign. When signing as attorney, executor, administrator, trustee or guardian, or for a corporation or partnership, please give full title.

                          --- FOLD AND DETACH HERE ---

                        Your Proxy vote is important,
                 regardless of the number of shares you own.



           Whether or not you plan to attend the meeting in person, please complete, date and sign the above Proxy card and return it without delay in the enclosed envelope.


                  [LOGO]  COHERENT(TM)
                  COMMUNICATIONS SYSTEMS CORP.